Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-276068, No. 333-276068-01 and 333-276068-02) and in the Registration Statements on Form S-8 (No. 333-262396 and No. 333-272192) of Shell plc of our reports dated July 2, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Shell plc, included in this Amendment No. 1 to the Annual Report on Form 20-F/A for the year ended December 31, 2024.

/s/ Ernst & Young LLP
London, United Kingdom
July 2, 2025